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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             INTERGRAPH CORPORATION
                             ----------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)

                                    458683109
                                    ---------
                                 (CUSIP Number)

                                 March 27, 2003
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)
          [X]  Rule 13d-1(c)
          ]_]  Rule 13d-1(d)

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----------------------                            -----------------------------
CUSIP No. 458683109                  13G            Page 2 of 10 Pages
----------------------                            -----------------------------

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Highfields Capital Management LP
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [_]
                                                                  (b)  [_]
--------------------------------------------------------------------------------
3.  SEC USE ONLY

--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
  NUMBER OF        5.  SOLE VOTING POWER   2,460,339
   SHARES         --------------------------------------------------------------
 BENEFICIALLY      6.  SHARED VOTING POWER --0--
  OWNED BY        --------------------------------------------------------------
EACH REPORTING     7.  SOLE DISPOSITIVE POWER 2,460,339
 PERSON WITH      --------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER --0--
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,460,339
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               [_]
    CERTAIN SHARES
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

          PN
--------------------------------------------------------------------------------

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----------------------                              ---------------------------
CUSIP No. 458683109                13G               Page 3 of 12 Pages
----------------------                              ---------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Highfields GP LLC
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [_]
                                                                   (b)  [_]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

     NUMBER OF      5.   SOLE VOTING POWER   2,460,339
      SHARES        ------------------------------------------------------------
   BENEFICIALLY     6.   SHARED VOTING POWER --0--
      OWNED BY      ------------------------------------------------------------
       EACH         7.   SOLE DISPOSITIVE POWER 2,460,339
     REPORTING      ------------------------------------------------------------
    PERSON WITH     8.   SHARED DISPOSITIVE POWER --0--
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,460,339
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES          [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

         OO

--------------------------------------------------------------------------------

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----------------------                              ----------------------------
CUSIP No. 458683109                   13G              Page 4 of 10 Pages
----------------------                              ----------------------------

--------------------------------------------------------------------------------

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Jonathon S. Jacobson
--------------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [_]
                                                                  (b)  [_]
--------------------------------------------------------------------------------

3.   SEC USE ONLY

--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
  NUMBER OF     5.   SOLE VOTING POWER   2,460,339
   SHARES     ------------------------------------------------------------------
BENEFICIALLY    6.   SHARED VOTING POWER --0--
  OWNED BY    ------------------------------------------------------------------
    EACH        7.   SOLE DISPOSITIVE POWER 2,460,339
 REPORTING    ------------------------------------------------------------------
PERSON WITH     8.   SHARED DISPOSITIVE POWER --0--
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,460,339
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

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----------------------                            -----------------------------
CUSIP No. 458683109                   13G          Page 5 of 10 Pages
----------------------                            -----------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard L. Grubman
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a)  [_]
                                                                       (b)  [_]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
  NUMBER OF       5.   SOLE VOTING POWER   2,460,339
    SHARES       ---------------------------------------------------------------
 BENEFICIALLY     6.   SHARED VOTING POWER --0--
   OWNED BY      ---------------------------------------------------------------
    EACH          7.   SOLE DISPOSITIVE POWER 2,460,339
  REPORTING      ---------------------------------------------------------------
 PERSON WITH      8.   SHARED DISPOSITIVE POWER --0--
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,460,339
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                  [_]
     CERTAIN SHARES
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

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----------------------                            -----------------------------
CUSIP No. 458683109                  13G           Page 6 of 10 Pages
----------------------                            -----------------------------

Item 1(a).     Name of Issuer:

               Intergraph Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               Intergraph Corporation, Huntsville, Alabama 35894-0001

Item 2(a).     Name of Person Filing:

               This statement is being filed by the following persons with respect to the shares of Common Stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

               (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and investment manager to each of the Funds,

               (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

               (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

               (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

               Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Address for Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:
               c/o Highfields Capital Management
               200 Clarendon Street, 51st Floor
               Boston, Massachusetts 02116

Item 2(c).     Citizenship:

               Highfields Capital Management - Delaware
               Highfields GP - Delaware
               Jonathon S. Jacobson - United States
               Richard L. Grubman - United States

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----------------------                              ---------------------------
CUSIP No. 458683109                13G               Page 7 of 10 Pages
----------------------                              ---------------------------

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $0.01 per share

Item 2(e).   CUSIP Number:

             458683109

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)   [_]   Broker or dealer registered under Section 15 of the
                         Exchange Act.

             (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange
                         Act.

             (c)   [_]   Insurance company as defined in Section 3(a)(19) of
                         the Exchange Act.

             (d)   [_]   Investment company registered under Section 8 of the
                         Investment Company Act.

             (e)   [_]   An investment adviser in accordance with Rule
                         13d-1(b)(1)(ii)(E);

             (f)   [_]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

             (g)   [_]   A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

             (h)   [_]   A savings association as defined in Section 3(b) of
                         the Federal Deposit Insurance Act;

             (i)   [_]   A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

             (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.      Ownership.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

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----------------------                              ---------------------------
CUSIP No. 458683109                13G               Page 8 of 10 Pages
----------------------                              ---------------------------

          (a)  Amount beneficially owned:

               2,460,339 shares of Common Stock

          (b)  Percent of class:

               5.3%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote 2,460,339

               (ii)  Shared power to vote or to direct the vote --0--

               (iii) Sole power to dispose or to direct the disposition of
                     2,460,339

               (iv) Shared power to dispose or to direct the disposition of --0--

Item 5.   Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          The shares beneficially owned by Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are beneficially owned by the Funds; Highfields Ltd., Highfields Capital I LP and Highfields Capital II LP individually own less than 5% of the shares. Highfields Capital Management serves as the investment manager to each of the Funds. Each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman has the power to direct the dividends from or the proceeds of the sale of the shares owned by the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

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----------------------                                 -------------------------
CUSIP No. 458683109                   13G                 Page 9 of 10 Pages
----------------------                                 -------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  April 4, 2003
                                     -------------------------------------------
                                                      Date

                                     HIGHFIELDS CAPITAL MANAGEMENT LP

                                     By: Highfields GP LLC, its General Partner

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                                     Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -------------------------------------------
                                                   Name/Title

                                     HIGHFIELDS GP LLC

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                                     Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -------------------------------------------
                                                   Name/Title

                                     JONATHON S. JACOBSON

                                     /s/ Kenneth H. Colburn
                                     -------------------------------------------
                                                     Signature

                                     Kenneth H. Colburn, Authorized Signatory
                                     -------------------------------------------
                                                   Name/Title

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----------------------                                 -------------------------
CUSIP No. 458683109                   13G                 Page 10 of 10 Pages
----------------------                                 -------------------------


                                      RICHARD L. GRUBMAN

                                      /s/  Kenneth H. Colburn
                                      ------------------------------------------
                                                    Signature

                                      Kenneth H. Colburn, Authorized Signatory
                                      ------------------------------------------
                                                    Name/Title

                                      HIGHFIELDS CAPITAL LTD.

                                      By: Highfields Capital Management LP, its
                                          Investment Manager

                                      By: Highfields GP LLC, its General Partner

                                      /s/  Kenneth H. Colburn
                                      ------------------------------------------
                                                    Signature

                                      Kenneth H. Colburn, Authorized Signatory
                                      ------------------------------------------
                                                    Name/Title